UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 8, 2009

MEADOW VALLEY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-25428	88-0328443

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
4602 East Thomas Road, Phoenix, Arizona 85018

(Address of Principal Executive Offices) (Zip Code)
(602) 437-5400

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously announced, Meadow Valley Corporation (“Meadow Valley”) is party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 28, 2008, among Meadow Valley and Phoenix Parent Corp. (which is now known as Meadow Valley Parent Corp.) (“Parent”) and Phoenix Merger Sub, Inc., both affiliates of Insight Equity I LP. On January 8, 2009, Meadow Valley issued a press release announcing that the merger had not been consummated on or prior to January 7, 2009, the outside date for the merger (the “Outside Date”). Pursuant to the Merger Agreement, the failure of the closing to occur by the Outside Date gives either Meadow Valley or Parent the right to terminate the Merger Agreement and abandon the merger so long as the terminating party has satisfied all of its conditions to closing. As of today, Meadow Valley has not satisfied all of the conditions to closing necessary to consummate the merger and Parent has not provided Meadow Valley with any notice of termination. Unless and until terminated in accordance with its terms, the Merger Agreement remains in full force and effect and each party thereto remains obligated to use its reasonable best efforts to take all appropriate action to expeditiously consummate the merger and each of the parties is proceeding on such basis.
Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Meadow Valley Corporation, dated January 8, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 8, 2009

MEADOW VALLEY CORPORATION
/s/ David D. Doty
By:	David D. Doty
Chief Financial Officer

3